EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
LaserSight Incorporated

We consent to incorporation by reference in the registration statement on Form S-3 (Registration No. 333-68495) of LaserSight Incorporated, to be filed with the Securities and Exchange Commission on February 1, 1999 of our report dated February 27, 1998, relating to the consolidated balance sheets of LaserSight Incorporated and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of LaserSight Incorporated and to the reference to our firm under the heading "Experts" in the prospectus.

                                                       /s/ KPMG LLP




St. Louis, Missouri
February 1, 1999